EXHIBIT 4.6


                              AMENDMENT NUMBER 1 TO
                                RIGHTS AGREEMENT



     This Amendment, made this 29th day of May, 1998 between Morrison Health Care, Inc., a Georgia corporation (the "Company"), and SunTrust Bank, Atlanta ("SunTrust"), amends that certain Rights Agreement between the Company and AmSouth Bank of Alabama ("AmSouth"), dated as of March 2, 1996 (the "Rights Agreement").

                               W I T N E S S E T H

     WHEREAS, pursuant to Section 21 of the Rights Agreement, the Company has removed AmSouth as Rights Agent under the Rights Agreement, effective as of June 1, 1998 (the "Effective Date"); and

     WHEREAS, the Company desires to appoint SunTrust, and SunTrust desires to serve as, Successor Rights Agent under the Rights Agreement, effective as of the Effective Date.

     NOW, THEREFORE, in consideration of the premises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Appointment of Successor Rights Agent. The Company hereby appoints SunTrust to serve as the Successor Rights Agent under the Rights Agreement, to be effective as of the Effective Date, and SunTrust hereby accepts such appointment.

     2. Amendment of Rights Agreement. The Rights Agreement is hereby amended effective as of the Effective Date such that all references to the "Rights Agent" under the Rights Agreement shall refer to SunTrust rather than AmSouth.

     3. Undertakings. Each of the parties hereto agrees to take any and all actions necessary to cause SunTrust to serve as Rights Agent under the Rights Agreement, including, without limitation, the Company sending notice, prior to the Effective Date, to AmSouth and each transfer agent of the Company's stock that SunTrust has been appointed Successor Rights Agent under the Rights Agreement.

     4. Continuation of Rights Agreement. Except as explicitly amended above, the Rights Agreement shall continue in full force and effect.


     IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first above written.

                                          MORRISON HEALTH CARE, INC.



                                          By:/s/John E. Fountain

                                          Title:Vice President and General
                                                Counsel

                                          SUNTRUST BANK, ATLANTA



                                          By:/s/ Sue Hampton

                                          Title:Assistant Vice President

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